                                    News
                                    Release

                           Vectren Corporation
P.O. Box 209
Evansville, IN 47702-0209

February 20, 2007

FOR IMMEDIATE RELEASE
Media contact: Mike Roeder 812-491-4143 or mroeder@vectren.com
Investor contact: Steve Schein 812-491-4209 or sschein@vectren.com

Vectren Announces Public Offering of 4,600,000 Shares of Common Stock

Evansville, Indiana - Vectren Corporation (NYSE: VVC) (the “Company”) today announced its plans to commence a public offering of 4,600,000 shares of its common stock in connection with the forward sale agreement described below. J.P. Morgan Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated will act as joint book-running managers for the offering with Robert W. Baird & Co. Incorporated, A. G. Edwards & Sons, Inc., Edward D. Jones & Co., L.P., and Wachovia Capital Markets, LLC serving as co-managers. In connection with such forward sale agreement, an affiliate of J.P. Morgan Securities Inc., as forward seller, expects to grant the underwriters an option to purchase up to an additional 690,000 shares of the Company’s common stock to cover any overallotments.

The offering is made under the Company’s registration statement on Form S-3 filed with the Securities and Exchange Commission on February 20, 2007. In connection with the offering, the Company expects to enter into a forward sale agreement with an affiliate of J.P. Morgan Securities Inc., as the forward purchaser. In connection with the execution of the forward sale agreement, and at the Company’s request, the forward seller is borrowing from third parties, and selling to the underwriters in this offering, shares of the Company’s common stock, including any shares related to the exercise of the overallotment option. The forward sale agreement will provide for settlement on a settlement date or settlement dates to be specified by the Company within approximately 24 months of the date of this offering. Subject to certain exceptions, the Company may elect to cash settle or physically settle the forward sale agreement. On a settlement date, if the Company elects to physically settle the forward sale agreement, it will issue shares of its common stock to the forward purchaser at the then-applicable forward price, which will be equal to the public offering price of the Company’s common stock in this offering, less the underwriting discount, subject to further adjustment as described in the forward sale agreement. The Company currently expects to physically settle the forward agreement and use the proceeds to repay short-term debt obligations incurred to fund its capital expenditure program and for other general corporate purposes. The Company will not receive any proceeds from the sale of shares of common stock by the forward seller until the forward sale agreement is physically settled.

The offering of these securities may be made only by means of a prospectus supplement and the accompanying prospectus. Investors may obtain a copy of such documents from J.P. Morgan Securities Inc. at 4 Chase Metrotech Center, CS Level, Brooklyn, New York 11245 or Merrill Lynch, Pierce, Fenner & Smith Incorporated at 4 World Financial Center, New York, New York 10080.

This news release does not constitute an offer to sell any securities under the offering.

Vectren Corporation is an energy holding company headquartered in Evansville, Indiana. The Company's energy delivery subsidiaries provide gas and/or electricity to more than one million customers in adjoining service territories that cover nearly two-thirds of Indiana and west central Ohio. The Company's nonutility subsidiaries and affiliates currently offer energy-related products and services to customers throughout the Midwest and Southeast. These include gas marketing and related services; coal production and sales; and energy infrastructure services.